Exhibit 5.1

February 21, 2012

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

Ladies and Gentlemen:

We are acting as counsel to MarketAxess Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement (the “Registration Statement”) on Form S-3 for the purpose of registering under the Securities Act 3,597,333 shares of the Company’s common stock, $0.003 par value per share (together with any additional shares that may be registered by the Selling Stockholders on a registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act, the “Shares”). The Shares are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”).

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company in the form incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on February 17, 2012; (ii) the bylaws of the Company in the form incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on February 17, 2012; (iii) the resolutions of the Board of Directors of the Company; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that certificates representing the Shares will have been properly signed by authorized officers of the Company or their agents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement, and we further consent to the incorporation of this opinion by reference in any registration statement filed pursuant to Rule 462(b) in connection with the offering covered by the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PROSKAUER ROSE LLP